Exhibit 10.15

FORM OF TAX RECEIVABLE AGREEMENT

TAX RECEIVABLE AGREEMENT (this “Agreement”), dated [Month] [Day], 2006 (the “Closing Date”), by and among Hawkeye Holdings Inc., a Delaware corporation (the “Company”), Hawkeye Holdings, L.L.C., an Iowa limited liability company (“Hawkeye Holdings”), Thomas H. Lee Equity Fund VI, L.P., a Delaware limited partnership, Thomas H. Lee Parallel Fund VI, L.P., a Delaware limited partnership, Thomas H. Lee Parallel (DT) Fund VI, L.P., a Delaware limited partnership, Putnam Investment Holdings, LLC, a Delaware limited liability company, Putnam Investments Employees Security Company III LLC, a Delaware limited liability company, THL Coinvestment Partners, L.P., a Delaware limited partnership, THL Hawkeye Equity Investors, L.P., a Delaware limited partnership, and Mission Enterprises, LLC, a Delaware limited liability company (the preceding eight parties, “THL”).

WHEREAS, on June 30, 2006, Hawkeye Holdings contributed 100% of the outstanding membership interests of Hawkeye Renewables, LLC, an Iowa limited liability company (“Hawkeye Renewables”) to its wholly-owned subsidiary Hawkeye Intermediate, LLC, an Iowa limited liability company (“Hawkeye Intermediate”).

WHEREAS, on June 30, 2006, in a transaction described in “Situation 1” of Revenue Ruling 99-5, 1999-1 C.B. 434, THL indirectly acquired an interest in Hawkeye Intermediate, and Hawkeye Intermediate was treated as acquiring certain assets from Hawkeye Holdings in a “disguised sale” described in Treasury Regulation Section 1.707-3 (the “THL Transactions”).

WHEREAS, on the Closing Date, THL caused the corporations through which THL held its membership interests in Hawkeye Intermediate to be merged with and into the Company in transactions (the “Mergers”) intended to qualify as reorganizations described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, on the Closing Date, Hawkeye Holdings contributed all of its membership interests in Hawkeye Intermediate to the Company (the “Contribution”), in a single integrated transaction with the Mergers intended to qualify as an exchange described in Section 351 of the Code.

WHEREAS, this Agreement was issued by the Company to Hawkeye Holdings as partial consideration for the Hawkeye Intermediate membership interests transferred to the Company by Hawkeye Holdings pursuant to the Contribution and shall be treated as “other property” in a transaction governed by Section 351(b) of the Code.

WHEREAS, any cash paid to Hawkeye Holdings in redemption of preferred stock of the Company (the “Redemption”) in connection with an initial public offering of Shares (as defined below) shall be treated as partial consideration for the Hawkeye Intermediate membership interests transferred to the Company by Hawkeye Holdings pursuant to the Contribution and shall be treated as “other property” received by Hawkeye Holdings in a transaction governed by Section 351(b) of the Code.

WHEREAS, Hawkeye Holdings and/or its members may elect to report the Company’s obligations under this Agreement as installment obligations under Section 453 of the Code and likewise report any gain recognized as a result of the receipt of this Agreement or payments made pursuant to this Agreement (as the case may be) under the Installment Method (as defined below).

WHEREAS, the THL Transactions and the Contribution have resulted (and cash paid to Hawkeye Holdings in connection with the Redemption and certain future payments pursuant to this Agreement will result) in an adjustment to the tax basis of the assets owned by the Company as of the Closing Date (such assets, and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Original Assets”).

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Company may be affected by the Basis Adjustment (as defined below) and the Imputed Interest (as defined below).

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Covered Taxes (as defined below) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means a nationally recognized accounting or law firm that is nationally recognized as being expert in Covered Tax matters that is agreed to by each of the Company, THL and Hawkeye Holdings.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Company to

THL and Hawkeye Holdings and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to THL or Hawkeye Holdings.

“Agreed Rate” means, for any day, a rate per annum equal to the Prime Rate in effect on such day plus 2% per annum.

“Agreement” is defined in the preamble.

“Amended Basis Schedule” is defined in Section 2.02(c)(ii) of this Agremeent.

“Amended Basis Schedule Objector” is defined in Section 2.02(c)(ii) of this Agreement.

“Amended Tax Benefit Schedule” is defined in Section 2.03(b)(ii) of this Agreement.

“Amended Tax Benefit Schedule Objector” is defined in Section 2.03(b)(ii) of this Agreement.

“Applicable State Tax Code” shall mean the Iowa Tax Code and/or any subsequent or additional state or local tax code applicable to the Company or any Company Affiliated Group.

“Applicable Treasury Rate” means a rate equal to the yield to maturity as of the date an Early Termination Notice is delivered of United States Treasury securities with a constant maturity (the “Applicable Maturity”) (as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519)) equal to (a) if such Early Termination Notice is delivered prior to the fifth anniversary of the Closing Date, 10 years, (b) if such Early Termination Notice is delivered on or after the fifth anniversary of the Closing Date but prior to the fifteenth anniversary of the Closing Date, the number of years from the date such Early Termination Notice is delivered through the fifteenth anniversary of the Closing Date, or (c) if such Early Termination Notice is delivered on or after the fifteenth anniversary of the Closing Date, two years. If there are no United States Treasury securities with a constant maturity equal to the Applicable Maturity, the yield to maturity shall be interpolated from the United States Treasury securities with constant maturities that are most nearly longer than and shorter than the Applicable Maturity.

“Basis Adjustment” means the increase or decrease to the tax basis of an Original Asset as a result of the THL Transactions and the Contribution (including by reason of the receipt by Hawkeye Holdings of this Agreement or the accrual or payment of any amount due to Hawkeye Holdings under this Agreement), as shown on the Basis Schedule or any Amended Basis Schedule, as applicable.

“Basis Schedule” is defined in Section 2.02(a)(i) of this Agreement.

“Basis Schedule Objector” is defined in Section 2.02(a)(ii) of this Agreement.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of Boston.

“Change of Control Event” means the occurrence of any of the following events, not including any events occurring prior to or in connection with an initial public offering of Shares (as defined below):

(i)                                     during any period of 14 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board of Directors of the Company (the “Board”); provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Exchange Act), in each case other than the management of Company or the Board;

(ii)                                  the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an affiliate of the Company (a “Sale”) if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the shares of common stock of the Company, $0.001 par value, or such other securities of the

Company into which such shares shall be exchanged by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction (the “Shares”) or other securities eligible to vote for the election of the Board (together with the Shares, “Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation resulting from such Reorganization or Sale (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no “person” (as such term is used in Section 13(d) of the Exchange Act), excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation, beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of the Continuing Corporation and (3) at least a majority of the members of the board of directors of the Continuing Corporation were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii)                               the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv)                              any “person” (as such term is used in Section 13(d) of the Exchange Act), corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company or (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an affiliate of Company.

“Change of Control Termination Payment” is defined in Section 4.03(c) of this Agreement.

“Closing Date” is defined in the preamble.

“Code” is defined in the recitals.

“Company” is defined in the preamble.

“Company Affiliated Group” means any affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code or the comparable provision of any Applicable State Tax Code, as applicable, of which the Company may become, or may be from time to time, a member.

“Company Payment” is defined in Section 5.01 of this Agreement.

“Company Senior Debt Agreements” mean (i) that certain First Lien Credit Agreement dated as of June 30, 2006 (the “First Lien Credit Agreement”), among Hawkeye Intermediate, THL-Hawkeye Acquisition LLC, a Delaware limited liability company (“Merger Sub”), having been merged pursuant to the THL Transactions with and into Hawkeye Renewables, the lenders party thereto (the “First Lien Lenders”), and Credit Suisse, as administrative agent and as collateral agent for the First Lien Lenders, (ii) all other Loan Documents (as defined in the First Lien Credit Agreement) delivered in connection with the First Lien Credit Agreement, (iii) that certain Second Lien Credit Agreement dated as of June 30, 2006 (the “Second Lien Credit Agreement”), among Hawkeye Intermediate, Merger Sub, having been merged pursuant to the THL Transactions with and into Hawkeye Renewables, the lenders party thereto (the “Second Lien Lenders”), and Credit Suisse, as administrative agent and as collateral agent for the Second Lien Lenders and (iv) all other Loan Documents (as defined in the Second Lien Credit Agreement) delivered in connection with the Second Lien Credit Agreement.

“Contribution” is defined in the recitals.

“Covered Taxable Year” means any Taxable Year of the Company ending after the Closing Date and on or before the end of the Taxable Year including the date which is the twentieth (20th) anniversary of the Closing Date.

“Covered Taxable Quarter” means any and each calendar quarter of a Covered Taxable Year. For the avoidance of doubt, the Covered Taxable Quarters of each Covered Taxable Year shall end respectively on March 31, June 30, September 30, and December 31 of each such Covered Taxable Year.

“Covered Taxes” means Federal Income Taxes and State and Local Income Taxes.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or comparable provision of any Applicable State Tax Code, as applicable.

“Early Termination Notice” is defined in Section 4.02(a) of this Agreement.

“Early Termination Objection” is defined in Section 4.02(b) of this Agreement.

“Early Termination Objector” is defined in Section 4.02(b) of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

 “Early Termination Rate” means the Applicable Treasury Rate.

“Excess Payment” is defined in Section 3.01(c)(i) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

“Family Group” means, with respect to any individual, such individual’s spouse, parents, siblings and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s parents, siblings and descendants.

“Federal Income Tax” means any tax imposed under Subtitle A of the Code or any other provision of U.S. federal income tax law (including, without limitation, the taxes imposed by Sections 1, 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to tax or penalties applicable or related to such tax.

“Gain Recognition Statement” is defined in Section 2.02(b).

“Governmental Entity” means any federal, state, local, provincial or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Hawkeye Holdings” is defined in the preamble.

“Hawkeye Intermediate” is defined in the recitals.

“Hawkeye Renewables” is defined in the recitals.

“Hypothetical Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have at such time if no Basis Adjustment had been made.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year or Covered Taxable Quarter, the liability for Covered Taxes of the Company using the same methods, elections, conventions and similar practices used on the relevant Tax Return (including estimated Tax Returns) of the Company, but using the Hypothetical Tax Basis instead of the actual tax basis of each relevant asset and excluding any deduction attributable to the Imputed Interest.

“Imputed Interest” shall mean any interest imputed with respect to any of the Company’s payment obligations under this Agreement at an annual rate of 18% compounded quarterly on the Payment Dates (the “Imputed Interest Rate”).

“Installment Method” means the “installment method” as described in Section 453 of the Code.

“IRS” means the United States Internal Revenue Service.

“Mergers” is defined in the recitals.

“Objecting Party” is defined in Section 7.11.

 “Original Assets” is defined in the recitals.

 “Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Proceeding” is defined in Section 7.10 of this Agreement.

“Realized Tax Benefit” means, for any Covered Taxable Year or Covered Taxable Quarter, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Covered Taxes of the Company for such Covered Taxable Year or Covered Taxable Quarter.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.11 of this Agreement.

“Redemption” is defined in the recitals.

“Scheduled Termination Date” shall mean the date on which this Agreement would terminate in the absence of an Early Termination Notice.

“State and Local Income Tax” means any income, franchise or similar Tax imposed by the state of Iowa (including, without limitation, the Tax imposed on corporations by Chapter 422, Division III of Article X of the Code of Iowa (such Article, the “Iowa Tax Code”), and any interest, additions to Tax or penalties applicable or related to such Tax, and/or any other subsequent or additional state or local income Taxes to which the Company (or a Company Affiliated Group) may become subject.

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

“Tax Benefit Payment” is defined in Section 3.01(d) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03(a)(i) of this Agreement.

“Tax Benefit Schedule Objector” is defined in Section 2.03(a)(ii).

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of any Applicable State Tax Code, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxes” means (i) all forms of taxation or duties imposed, or required to be collected or withheld, including, without limitation, charges, together with any related interest, penalties or other additional amounts, (ii) liability for the payment of any amount of the type described in the preceding clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement (other than this Agreement) or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in the immediately preceding clauses (i) or (ii) (other than an obligation to indemnify under this Agreement).

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Taxing Authority” means the IRS and any other state, local, foreign or other Governmental Entity responsible for the administration and collection of Taxes.

“THL” is defined in the preamble.

“Transferee Representative” is defined in Section 7.07 of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of any Valuation Date, the assumptions that (1) in each Covered Taxable Year ending after such Valuation Date, the Company will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Covered Taxable Year, (2) the effective Federal Income Tax rates for each such Covered Taxable Year will be those specified for each such Covered Taxable Year by the Code as in effect on the Valuation Date, (3) the effective combined State and Local Income Tax rates for such Covered Taxable Year will be those specified for such Covered Taxable Year under the Iowa Tax Code as in effect on the Valuation Date, (4) in each Covered Taxable Year, 100 percent of the taxable income of the Company is subject to the Federal Income Tax and combined State and Local Income Tax rates and (5) that the Federal Income and State and Local Income Taxes for a taxable period are due on the original date prescribed for filing the Company’s Federal Income and State and Local Tax Returns.

“Valuation Date” means the date of an Early Termination Notice for purposes of determining an Early Termination Payment or Change of Control Termination Payment.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT OR REALIZED TAX
DETRIMENT

SECTION 2.01. (a)                        Tax Treatment. The Company, THL and Hawkeye Holdings hereby agree to treat the issuance of this Agreement as property received by Hawkeye Holdings as partial consideration for the Contribution, and by THL as partial consideration for the Mergers, on the Closing Date for all Tax purposes. It is further understood that Hawkeye Holdings and its members may elect to report any gain realized on account of the receipt of this Agreement (or payments hereunder) under the Installment Method.

(b)                   Agreed Valuation. The parties agree that, for all relevant Federal Income Tax and State and Local Income Tax purposes, the value of this Agreement (or any portion thereof) shall be determined by discounting the expected future cash flows (or any portions thereof) projected to be received pursuant to this Agreement at the Imputed Interest Rate.

SECTION 2.02. (a)  Basis Schedule. (i)  Within 45 calendar days after the Closing Date, the Company shall deliver to THL and Hawkeye Holdings a schedule (the “Basis Schedule”) that shows, in reasonable detail, for Covered Tax purposes (x) the actual tax basis as of the Closing Date of each Original Asset and (y) the Basis Adjustment with respect to each Original Asset.

(ii)  At the time the Company delivers the Basis Schedule to THL and Hawkeye Holdings, it shall (x) also deliver to THL and Hawkeye Holdings schedules and work papers providing reasonable detail regarding the preparation of the Basis Schedule and an Advisory Firm Letter supporting such Basis Schedule and (y) allow THL and Hawkeye Holdings reasonable access to the appropriate representatives at the Company and the Advisory Firm in connection with its review of such schedule. The Basis Schedule shall become final and binding on the Company, THL and Hawkeye Holdings unless either THL or Hawkeye Holdings, within 15 calendar days after receiving such Basis Schedule, provides the Company with notice of a material objection to such Basis Schedule made in good faith (such person a “Basis Schedule Objector”). If the Company and such Basis Schedule Objector, using their best efforts, are unable to resolve the issues raised in such notice within 35 calendar days after the Basis Schedule was delivered to the Basis Schedule Objector, the Company and such Basis Schedule Objector shall employ the Reconciliation Procedures.

(b)                                 Gain Recognition Statement. Within 60 days of the conclusion of the calendar year in which the consummation of the Contribution takes place, Hawkeye Holdings must submit to the Company a statement (the “Gain Recognition Statement”) that shows, in reasonable detail, the amount of gain recognized by Hawkeye Holdings as a result of the Contribution for U.S. Federal Income Tax and state and local income tax purposes; provided that the failure to submit such Gain Recognition Statement shall not impact the Company’s obligation to Hawkeye Holdings under the terms of this Agreement; provided further, that Hawkeye Holdings shall also inform the Company at such time if it is electing out of the Installment Method pursuant to Section 453(d) of the Code; provided further, that if Hawkeye Holdings does not elect out of the Installment Method, Hawkeye Holdings shall provide to the Company data sufficient to enable the Company to calculate the gain to be recognized by Hawkeye Holdings and/or its members upon its or such members’ receipt of future payments under this Agreement.

(c)                                  Amended Basis Schedule. (i)  The Basis Schedule may be amended from time to time by the Company (x) in connection with a Determination, (y) to correct inaccuracies in the original Basis Schedule identified after the Closing Date as a result of the receipt of additional information relating to facts or circumstances on or prior to the Closing Date or (z) to comply with the expert’s determination under the Reconciliation Procedures; provided, however, that notwithstanding anything in this Agreement to the contrary, the Company must amend the Basis Schedule not less frequently than annually to account for any and all Gain Recognition Statements previously received pursuant to Section 2.02(b).

(ii)  At the time the Company delivers such amended Basis Schedule pursuant to this Section 2.02(c) (an “Amended Basis Schedule”) to THL and Hawkeye Holdings, it shall (x) also deliver to THL and Hawkeye Holdings schedules and work papers providing reasonable detail regarding the preparation of the Amended Basis Schedule and an Advisory Firm Letter supporting such Amended Basis Schedule and (y) allow THL and Hawkeye Holdings reasonable access to the appropriate representatives at the Company and the Advisory Firm in connection with its review of such schedule. The Amended Basis Schedule shall become final and binding on the Company, THL and Hawkeye Holdings unless either THL or Hawkeye Holdings, within 15 calendar days after receiving such Amended Basis Schedule, provides the Company with notice of a material objection to such Amended Basis Schedule made in good faith (such person, an “Amended Basis Schedule Objector”). If the Company and such Amended Basis Schedule Objector, using their best efforts, are unable to resolve the issues raised in such notice within 35 calendar days after the Amended Basis Schedule was delivered to such Amended Basis Schedule Objector, the Company and such Amended Basis Schedule Objector shall employ the Reconciliation Procedures.

SECTION 2.03. (a)  Tax Benefit Schedule. (i)  Within 10 calendar days after each of (A) April 15, June 15 and September 15 of a Covered Taxable Year and January 15 of the taxable year immediately succeeding such Covered Taxable Year and (B) the filing of the Federal Income Tax Return of the Company for a Covered Taxable Year, the Company shall provide to THL and Hawkeye Holdings a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit for such Covered Taxable Year or Covered Taxable Quarter, as applicable (each schedule, a “Tax Benefit Schedule”).

(ii)                             At the time the Company delivers the Tax Benefit Schedule to THL and Hawkeye Holdings it shall (x) also deliver to THL and Hawkeye Holdings schedules and work papers providing reasonable detail regarding the preparation of the Tax Benefit Schedule and an Advisory Firm Letter supporting such Tax Benefit Schedule and (y) allow THL and Hawkeye Holdings reasonable access to the appropriate representatives at the Company and the Advisory Firm in connection with its review of such schedule. The Tax Benefit Schedule shall become final and binding on the Company, THL and Hawkeye Holdings unless either THL or Hawkeye Holdings, within 15 calendar days after receiving such Tax Benefit Schedule, provides the Company with notice of a material objection to such Tax Benefit Schedule made in good faith (such person, a “Tax Benefit Schedule Objector”). If the Company and such Tax Benefit Schedule Objector, using their best efforts, are unable to resolve the issues raised in such notice within 35 calendar days after the Tax Benefit Schedule was delivered to such Tax Benefit Schedule Objector, the Company and such Tax Benefit Schedule Objector shall employ the Reconciliation Procedures.

(b)                                 Amended Tax Benefit Schedule. (i)  The Tax Benefit Schedule for any Covered Taxable Year may be amended from time to time by the Company (s) in connection with a Determination, (t) to correct inaccuracies in the original Tax Benefit

Schedule identified as a result of the receipt of additional factual information relating to a Covered Taxable Year after the date the Tax Benefit Schedule was provided to THL and Hawkeye Holdings, (u) to reflect a change in the Realized Tax Benefit for such Covered Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Covered Taxable Year, (v) to reflect a change in the Realized Tax Benefit for such Covered Taxable Year attributable to an amended Tax Return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Tax Benefit Schedule unless and until there has been a Determination with respect to such change), or (w) to comply with the expert’s determination under the Reconciliation Procedures.

(ii)  At the time the Company delivers such an amended Tax Benefit Schedule pursuant to this Section 2.03(b) (an “Amended Tax Benefit Schedule”) to THL and Hawkeye Holdings it shall (x) also deliver to THL and Hawkeye Holdings schedules and work papers providing reasonable detail regarding the preparation of the Amended Tax Benefit Schedule and an Advisory Firm Letter supporting such Amended Tax Benefit Schedule and (y) allow THL and Hawkeye Holdings reasonable access to the appropriate representatives at the Company and the Advisory Firm in connection with its review of such schedule. Such Amended Tax Benefit Schedule shall become final and binding on the Company, THL and Hawkeye Holdings unless either THL or Hawkeye Holdings, within 15 calendar days after receiving such Amended Tax Benefit Schedule, provides the Company with notice of a material objection to such Amended Tax Benefit Schedule made in good faith (such person, an “Amended Tax Benefit Schedule Objector”). If the Company and such Amended Tax Benefit Schedule Objector, using their best efforts, are unable to resolve the issues raised in such notice within 35 calendar days after the Amended Tax Benefit Schedule was delivered to such Amended Tax Benefit Schedule Objector, the Company and such Amended Tax Benefit Schedule Objector shall employ the Reconciliation Procedures.

(c)                                  Applicable Principles. The Realized Tax Benefit for each Covered Taxable Year or Covered Taxable Quarter, as applicable, is intended to measure the decrease in the actual Covered Tax Year or Covered Taxable Quarter liability, as applicable, of the Company for such Covered Taxable Year or Covered Taxable Quarter, as applicable, attributable to the Basis Adjustment and Imputed Interest, determined using a “with and without” methodology. Carryovers or carrybacks of any tax item attributable to the Basis Adjustment and Imputed Interest (determined using such “with and without” methodology) shall be considered to be subject to the rules of the Code and the Treasury Regulations or the Applicable State Tax Code, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology. For the avoidance of doubt, Hypothetical Tax Liability shall be computed without regard to any tax attributes attributable to the Basis Adjustment or Imputed Interest.

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.01. Payments. (a)  Quarterly Payments. On April 1, July 1 and October 1 of each Covered Taxable Year and January 1 of the taxable year immediately succeeding such Covered Taxable Year (each such date, a “Payment Date”), the Company shall pay to THL and Hawkeye Holdings an amount equal to the sum of (i) the product of (x) such person’s percentage share (as set forth in Exhibit A) of 50% of the Realized Tax Benefit (if any) for the relevant prior Covered Taxable Quarter, other than any Realized Tax Benefit attributable to any Basis Adjustment created by the accrual or payment of any amount due to Hawkeye Holding pursuant to this Agreement or the Imputed Interest and (y) 0.90 and (ii) the product of (x) such person's percentage share (as set forth in Exhibit A) of 100% of the Realized Tax Benefit (if any) for the relevant prior Covered Taxable Quarter that is attributable to any Basis Adjustment created by the accrual or payment of any amount due to Hawkeye Holding pursuant to this Agreement or the Imputed Interest and (y) 0.90.

(b)  Annual Adjustment Payments. Not later than the deadline described in Section 2.03(a)(i)(B) for delivery by the Company to THL and Hawkeye Holdings of a Tax Benefit Schedule for the prior Covered Taxable Year, the Company shall pay to THL and Hawkeye Holdings, based on the Tax Benefit Schedule delivered pursuant to Section 2.03(a)(i)(B) for such prior Covered Taxable Year, an amount equal to the excess (if any) of (x) the amount such person would have been entitled to receive under this Agreement in respect of the previous Covered Taxable Year (based on such Tax Benefit Schedule and, for the avoidance of doubt, assuming the number in clause (y) of Section 3.01(a) was 1.00) over (y) the cumulative amount the person actually received in respect of such Covered Taxable Year under Section 3.01(a).

(c)  Increase or Decrease in Future Payments. (i)  In the event that either (A) the amount determined in clause (y) of Section 3.01(b) exceeds the amount determined in clause (x) of Section 3.01(b) or (B) an Amended Tax Benefit Schedule for any Covered Taxable Year reflects a decrease in the Realized Tax Benefit for such year (including, without limitation, by reason of net operating loss carryovers or carrybacks) and payments have previously been made based on the higher Realized Tax Benefit (either such excess, an “Excess Payment”), future payments to be made under this Section 3.01 shall be reduced by the amount of the Excess Payment until such Excess Payment has effectively been repaid.

(ii)  Within 3 calendar days of the delivery of an Amended Tax Benefit Schedule to THL and Hawkeye Holdings for any Covered Taxable Year, the Company shall pay to THL and Hawkeye Holdings an amount equal to the excess, if any, of (x) the amount such person is entitled to receive under this Agreement in respect of the relevant Covered Taxable Year (based on such Amended Tax Benefit Schedule) over (y) the cumulative amount the person actually received in respect of such Covered Taxable Year pursuant to this Agreement.

(d)  Method of Payment. Each payment made pursuant to this Section 3.01 (a “Tax Benefit Payment”) shall be made by wire transfer of immediately available funds to a bank account of the recipient previously designated by it to the other party.

SECTION 3.02. No Duplicative Payments. For the avoidance of doubt, no duplicative payment of any amount (including interest) will be required under this Agreement.

ARTICLE IV

TERMINATION

SECTION 4.01. Early Termination of Agreement. The Company may terminate this Agreement at any time by paying to THL and Hawkeye Holdings (according to their percentage interests as reflected on Exhibit A) the Early Termination Payment as of the date of the Early Termination Notice. The Company may terminate this Agreement upon the occurrence of a Change of Control Event by paying to THL and Hawkeye Holdings (according to their percentage interests as reflected on Exhibit A) the Change of Control Termination Payment as of the date of the Early Termination Notice. Upon payment of the Early Termination Payment or the Change of Control Termination Payment by the Company, the Company shall not have any further payment obligations under this Agreement, other than for any (x) Tax Benefit Payment agreed to by the Company as due and payable but unpaid as of the Early Termination Notice and (y) Tax Benefit Payment due for the Covered Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (x) or (y) is included in the Early Termination Payment or Change of Control Termination Payment).

SECTION 4.02. Early Termination Notice. (a)  If the Company chooses to exercise its right of early termination under Section 4.01 above, it shall deliver to THL and Hawkeye Holdings a notice (the “Early Termination Notice”) specifying the Company’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment or the Change of Control Termination Payment, as the case may be.

(b)  At the time the Company delivers the Early Termination Notice to THL and Hawkeye Holdings it shall (x) also deliver to THL and Hawkeye Holdings schedules and work papers providing reasonable detail regarding the calculation of the Early Termination Payment or the Change of Control Termination Payment, as the case may be, in a manner consistent with the guidelines set forth in Section 4.03 of this Agreement and an Advisory Firm Letter supporting such Early Termination Notice and (y) allow THL and Hawkeye Holdings reasonable access to the appropriate representatives at the Company and the Advisory Firm in connection with its review of such Early Termination Notice. Such Early Termination Notice shall become final and binding on the Company, THL and Hawkeye Holdings unless either THL or Hawkeye Holdings, within 15 calendar days after receiving such Early Termination Notice, provides the Company with notice of a material objection to such Early

Termination Notice (an “Early Termination Objection”) made in good faith (such person, an “Early Termination Objector”). If the Company and such Early Termination Objector, using their best efforts, are unable to resolve the issues raised in such notice within 35 calendar days after the Early Termination Notice was delivered to such Early Termination Objector, the Company and such Early Termination Objector shall employ the Reconciliation Procedures.

SECTION 4.03. Payment upon Early Termination. (a)  Within 3 calendar days of the delivery to THL and Hawkeye Holdings of the Early Termination Notice (or, in the case of an Early Termination Objection, the date such Early Termination Objection is finally resolved as provided for in Section 4.02(b)), the Company shall pay to THL and Hawkeye Holdings an amount equal to such person’s percentage interest (as set forth on Exhibit A) of the Early Termination Payment or the Change of Control Termination Payment, as the case may be. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the relevant party.

(b)                                 The Early Termination Payment as of the date of an Early Termination Notice shall equal the present value, discounted at the Early Termination Rate, of all Tax Benefit Payments that would be required to be paid by the Company to THL and Hawkeye Holdings during the period from the date of the Early Termination Notice through the Scheduled Termination Date (taking into account the impact of the Early Termination Payment) assuming (1) the Valuation Assumptions are applied and (2) any loss carryovers generated by the Basis Adjustment or the Imputed Interest are available as of the date of the Early Termination Notice and will be utilized by the Company in the taxable period in which the Early Termination Notice is delivered.

(c)                                  The Change of Control Termination Payment as of the date of an Early Termination Notice shall equal the Early Termination Payment as of such date multiplied by 70%.

SECTION 4.04. No Other Right of Early Termination. For the avoidance of doubt, neither THL nor Hawkeye Holdings shall be entitled to cause an early termination of this Agreement.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

SECTION 5.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or Change of Control Termination Payment required to be made by the Company to THL and Hawkeye Holdings under this Agreement (a “Company Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any Company Senior Debt Agreements and shall rank pari passu with all current or future unsecured obligations of the Company that are not Company Senior Debt Agreements.

SECTION 5.02. Late Payments by the Company. The amount of all or any portion of a Company Payment not made to THL or Hawkeye Holdings when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such Company Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 6.01. THL and Hawkeye Holdings Participation In Company Tax Matters. Except as otherwise provided herein, the Company shall have full responsibility for, and sole discretion over, all Tax matters concerning any member of the Company or any of its Subsidiaries, including, without limitation, the preparation, filing or amendment of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Company shall notify THL and Hawkeye Holdings of, and keep each such person reasonably informed with respect to, and each such person shall have the right to participate in and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of the Company or any of its Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect such person’s rights and obligations under this Agreement, and shall provide to such person reasonable opportunity to provide information and other input to the Company and its advisors concerning the conduct of any such portion of such audits. Neither the Company nor any of its Subsidiaries shall settle or otherwise resolve any audit or other challenge by a Taxing Authority relating to the basis of the Original Assets or the deduction of Imputed Interest without the consent of THL and Hawkeye Holdings, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.02. Consistency. Unless there is a Determination to the contrary, the Company, on its own behalf and on behalf of each of its Subsidiaries, and THL and Hawkeye Holdings, each on its own behalf and on behalf of each of its affiliates, agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Company in any schedule, letter or certificate (as such schedule, letter or certificate may be revised or amended pursuant to any dispute resolution mechanism described in this Agreement) required to be provided by or on behalf of the Company under this Agreement. In the event that an Advisory Firm is replaced with another firm acceptable to the Company, THL and Hawkeye Holdings, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless (x) otherwise required by law or (y) the Company, THL and Hawkeye Holdings each agree to the use of other procedures and methodologies.

SECTION 6.03. Cooperation. THL and Hawkeye Holdings shall (and shall cause their affiliates to) (x) furnish to the Company in a timely manner such information, documents and other materials as the Company may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (y) make their employees available to the Company and their representatives to provide explanations of documents and materials and such other information as the Company or its representative may reasonably request in connection with any of the matters described in clause (x) above, and (z) reasonably cooperate in connection with any such matter.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized one night courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

Hawkeye Holdings, Inc.
21050 140th Street
Iowa Falls, IA 50126
Attention:	Bruce Rastetter
Facsimile:	(641) 648-8925

with a copy (which shall not constitute notice) to:

Nyemaster, Goode, West, Hansell & O’Brien
700 Walnut, Suite 1600
Des Moines, Iowa 50309-3899
Attention: Wade H. Schut, Esq.
Facsimile: (515) 283-3108

if to THL:

c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110
Attention:	Scott Sperling
Thomas Hagerty
Soren Oberg
Facsimile:	(617) 227-3514

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, MA 02110
Attention:	James Westra, Esq.
Marilyn French, Esq.
Facsimile:	(617) 772-8333

if to Hawkeye Holdings:

Hawkeye Holdings, L.L.C.
177 Broad Street, 15th Floor
Stamford, Connecticut 06901
Attention: Russell Stidolph
Facsimile: (203) 973-1422

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90067
Attention: Jonathan K. Layne, Esq.
Facsimile: (310) 552-7053

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

SECTION 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 7.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws.

SECTION 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.06. Successors; Assignment; Amendments. Neither THL nor Hawkeye Holdings may assign this Agreement to any person without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, (i) THL and Hawkeye Holdings may pledge some or all of their respective rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness; (ii) THL and Hawkeye Holdings may assign some or all of their respective rights, interests or entitlements under this Agreement to any related entity within the meaning of Section 267(b) or 707(b) of the Code; (iii) nothing in this Agreement shall preclude the distribution in kind by Hawkeye Holdings or THL of their respective rights, interests or entitlements under this Agreement to their members or the distribution in kind by such members to their respective shareholders, partners, or members; and (iv) in the case of a distributee referred to in clause (iii) that is a natural person, such person may assign some or all her or her rights, interests or entitlements under this Agreement (A) upon his or her death, incapacity or otherwise by operation of law, judgment or decree or (B) to any member of such person’s Family Group, in each case without the prior written consent of the Company. The Company may not assign any of its rights, interests or entitlements under this Agreement without the consent of THL and Hawkeye Holdings, not to be unreasonably withheld or delayed. Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquiror of all or substantially all of the assets of the Company.

No amendment to this Agreement shall be effective unless it shall be in writing and signed by the Company, THL and Hawkeye Holdings.

SECTION 7.07. Transfers of Rights under this Agreement. In the event of an assignment or transfer of rights under this Agreement by Hawkeye Holdings or THL (including a distribution by Hawkeye Holdings or THL to its members and/or subsequent distribution by such members to their respective members, shareholders, partners or equityholders) then:

(i)                                     the transferor shall give the other parties to this Agreement written notice of any such transfer, which notice shall include the name of the ultimate transferee;

(ii)                                  the transferor shall deliver to the other parties a joinder agreement, in a form reasonably satisfactory to the other parties, executed by each such transferee, which joinder agreement shall reflect (A) the agreement by each such transferee to be bound by the terms and conditions hereof and (B) the appointment by each such transferee of a representative to act for all such transferees under this Agreement (such person in such capacity, the “Transferee Representative”); and

(iii)                               at all times after any such transfer, any action required or allowed to be taken by the transferor shall be allowed to be taken by the Transferee Representative.

SECTION 7.08. THL Representative. By execution of this Agreement, each of Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., Putnam Investment Holdings, LLC, Putnam Investments Employees Security Company III LLC, THL Coinvestment Partners, L.P., THL Hawkeye Equity Investors, L.P. and Mission Enterprises, LLC agree to appoint as their representative Thomas H. Lee Equity Fund VI, L.P., which representative shall be authorized to do all things permitted to and required of THL under this Agreement.

SECTION 7.09. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.10. Submission to Jurisdiction; Waivers. With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the States of New York and Delaware and any court of the United States located in the Borough of Manhattan in New York City or the State of Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (c) consents to the service of process at the address set forth for notices in Section 7.01 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (d) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

SECTION 7.11. Reconciliation. In the event that the Company and either THL or Hawkeye Holdings (such latter person, an “Objecting Party”) are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement mutually acceptable to both parties. The expert shall be employed by a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the expert shall not, and the firm that employs the expert shall not, have any material relationship with either the Company or the Objecting Party or other actual or potential conflict of interest. If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Company or its affiliate, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such expert or amending any return shall be borne equally by the parties. The expert shall determine which party prevails. The determinations of the expert pursuant to this Section 7.11 shall be binding on the Company and the Objecting Party.

SECTION 7.12. Future Affiliated Groups. In the event the Company becomes a member of a Company Affiliated Group that files a consolidated return for Federal Income Tax or State and Local Income Tax purposes, as applicable (and whether or not the Company is the common parent of such Company Affiliated Group), this agreement shall be interpreted as if the common parent of such Company Affiliated Group were the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

HAWKEYE HOLDINGS, INC.

By
Name:
Title:

Address:

HAWKEYE HOLDINGS, LLC

By
Name:
Title:

Address:

THOMAS H. LEE EQUITY FUND VI, L.P.

By
Name:
Title:

Address:

THOMAS H. LEE PARALLEL FUND VI, L.P.

By
Name:
Title:

Address:

THOMAS H. LEE (DT) FUND VI, L.P.

By
Name:
Title:

Address:

PUTNAM INVESTMENT HOLDINGS, LLC

By
Name:
Title:

Address:

PUTNAM INVESTMENTS EMPLOYEES SECURITY COMPANY III LLC

By
Name:
Title:

Address:

THL COINVESTMENT PARTNERS, L.P.

By
Name:
Title:

Address:

THL HAWKEYE EQUITY INVESTORS, L.P.

By
Name:
Title:

Address:

MISSION ENTERPRISES, LLC

By
Name:
Title:

Address:

EXHIBIT A

Party	Percentage Share

THL	80%

Hawkeye Holdings	20%